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                                                               EXHIBIT 99(J)(ii)

                           INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 33-41395 of Great Hall Investment Funds, Inc. on Form N-1A of our report dated November 5, 2003, incorporated by reference in the Statement of Additional Information for the year ended July 31, 2003 for the Prime Money Market Fund, U.S. Government Money Market Fund, Tax-Free Money Market Fund, Institutional Prime Money Market Fund, and Institutional Tax-Free Money Market Fund, and to the reference to us under the heading "Counsel and Auditors" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in each Prospectus, which is also part of such Registration Statement.



DELOITTE & TOUCHE LLP

Chicago, Illinois
November 26, 2003